Exhibit 99.1

News Release

Ritchie Bros. Auctioneers Declares Quarterly Dividend

VANCOUVER, January 23, 2017 – Ritchie Bros. Auctioneers Incorporated (NYSE and TSX: RBA) announces that its Board of Directors has declared a quarterly cash dividend of US$0.17 per common share, payable on March 3, 2017 to shareholders of record on February 10, 2017. This dividend is considered an eligible dividend for Canadian income tax purposes.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in 18 countries, including 45 auction sites worldwide.

For more information, please contact:

Jamie Kokoska
Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

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